UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2018

ANVIA HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55673	81-3416105
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

1125 E. Broadway, Suite 770

Glendale, California 91250

(Address of principal executive offices)

(323) 713-3244

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2019, in the best interests of the Company, the Board of appointed the following persons to be directors of the Company:

Reyad Fezzani – Board Director

Reyad Fezzani has 30 years of experience in Energy, Finance, and Technology with the majority of his career spent at BP p.l.c. including global roles as the CEO of BP Wind and Solar, and CEO of BP Chemicals. He is currently Chairman and CEO of Regenerate Power, and a Managing Partner of Energy Finance Company LLC. He has served as an Independent Director on the boards and advisory boards of several private technology companies, as well as the Swiss industrial public company - Oerlikon A.G where he was also a member of the Audit Committee. Mr Fezzani is a Chartered Engineer and a Fellow of the Institute of Chemical Engineers, the Energy Institute, and the Institute of Materials, Minerals & Mining. He holds a Masters Degree (MEng) in Chemical Engineering and Chemical Technology from Imperial College, London.

Pól Ó Móráin- Board Director

Pól Ó Móráin spent his early career at Xerox Venture Lab working across Xerox’s Research in the US and Europe. He is currently the CEO of Silicon Kingdom Holdings Limited. He is also a Private Sector Member of the Irish Government’s Export Trade Council and a Board Member of the Higher Education Authority of Ireland. He has held a number of leadership roles in Britain and Ireland within the Irish business community and to a number of advisory boards, including academic. Pól holds patents in machine learning and information processing acquired by Intel Corporation in 2012. He is an Alumnus of University of Bradford (MBA), Lancaster University (Business Analysis) and Toulouse

Dr. James G. Shanahan- Board Director

Dr. James G. Shanahan has spent the past 30 years developing and researching cutting-edge artificial intelligent systems splitting his time between industry and academia. He teaches at University of California at Berkeley and has (co) founded several companies that leverage AI/ machine-learning/ deep learning/ computer vision in verticals such as digital advertising, web search, and smart cameras. Previously he has held appointments at AT&T (Executive Director of Research), NativeX (SVP of data science), Xerox Research (staff research scientist), and Mitsubishi. He also is on the board/advises several high-tech startups, including Aylien, GreenOur Planet.org, DigitalBank, and LucidWorks. Dr. Shanahan received his PhD in engineering mathematics from the University of Bristol, U. K., and holds a Bachelor of Science degree from the University of Limerick, Ireland. He is a EU Marie Curie fellow. In 2011 he was selected as a member of the Silicon Valley 50 (Top 50 Irish Americans in Technology).

Aleem Sheikh- Board Director

Aleem was a Managing Director and Group Chief of Staff at ACWA Power before his appointment as an Executive Director to the largest public university in the USA, Arizona State University. He joined ACWA Power from Swiss Company, Oerlikon, where he was President and Chairman/CEO of the Solar Company based from China. Prior to this, he was Vice President of Strategic Partnerships for BP p.l.c and also Commercial Director for BP Asia Pacific based from China where he resided for over 10 years.

He was a member of the BP Global Leadership Team & served as Non-Exec Director for companies in the USA, China & India including Tata BP Solar where he also acted as Chairman of the Audit Committee. He continues to hold Non-Exec Director/Chairman positions across the world including Chairman of the Board at Xi’an Jiaotong-Liverpool University in China.

Mr. James Kennett- Board Director

James Kennett has over forty years of entrepreneurial experience in founding and successfully developing businesses in the telecommunications and security industries. He is regarded as a pioneer in the Low Earth Orbit space and Internet of Things (IoT) industries. He has over twenty-five years of international market development and regulatory experience and was Federal Vice President of the Australian Small Business Association. He has served on the Boards of the Queensland University of Technology Business Advisory Committee, and their Centre for Satellite Navigation. He also served on the Board of the Griffith University Centre for Microwave Studies and has founded and Chaired community service programs for youth leadership training.

Furthermore, in the best interests of the Company, Mr. James Kennett was also appointed as Chief Operation Officer for the Company.

All of the above directors will serve until the next annual meeting of stockholders of the Company and until such director’s successor is elected and qualified.

There are presently no plans or commitments regarding any compensation or remuneration for the directors. The Company has no employee benefit plans or other compensation plans.

Item 7.01 Regulation FD Disclosure

On April 4, 2019, Anvia issued a press release announcing the appointment of new directors and a Chief Operation Officer. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of Basic’s under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued April 4, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANVIA HOLDINGS CORPORATION

Dated: April 8, 2019	By:	/s/ Ali Kasa
Ali Kasa President